SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
 The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2017

USA TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
 (Address of principal executive offices and zip code)

Registrant's telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On November 9, 2017, in connection with the consummation of the acquisition of Cantaloupe Systems, Inc., a Delaware corporation (“Cantaloupe”), USA Technologies, Inc. (the “Company”) entered into a Credit Agreement (“Credit Agreement”) among the Company, as the borrower, its subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A., as the lender and administrative agent for the lender (the “Lender”), pursuant to which the Lender (i) made a $25 million term loan to the Company (the “Term Loan”) and (ii) provided the Company with a revolving line of credit (the “Line of Credit”) under which the Company may borrow revolving credit loans in an aggregate principal amount not to exceed $12.5 million at any time.  The proceeds of the Term Loan and borrowings under the Line of Credit, in an aggregate principal amount equal to $35 million, were used by the Company to finance a portion of the purchase price for the acquisition of Cantaloupe ($27.8 million) and repay existing indebtedness to Heritage Bank of Commerce ($7.2 million). Future borrowings under the Line of Credit may be used by the Company for working capital and general corporate purposes of the Company and its subsidiaries.  The principal amount of the Term Loan is payable quarterly beginning on December 31, 2017, and the Term Loan, all advances under the Line of Credit, and all other obligations must be paid in full at maturity, on November 9, 2022. Based on the repayment schedule for the Term Loan, on the maturity date, the Company would make a final principal payment under the Term Loan of approximately $7.7 million.

The Company’s obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) are guaranteed by all of the Company’s subsidiaries.  In addition, all of the Company’s and its subsidiaries’ obligations under the Credit Agreement and other Loan Documents are secured by security interests in and to substantially all of the assets, including intellectual property, of the Company and its subsidiaries pursuant to the Pledge and Security Agreement dated as of November 9, 2017, among the Company, the subsidiaries of the Company, and the Lender, and certain other collateral documents.

Loans under the Credit Agreement bear interest, at the Company's option, by reference to a base rate or a rate based on LIBOR, in either case, plus an applicable margin determined quarterly based on the Company's Total Leverage Ratio (as defined in the Credit Agreement) as of the last day of each fiscal quarter. The initial interest rate on the loans is LIBOR plus 4%. In addition, the Company is also required to pay a commitment fee on the average daily unused portion of the Line of Credit for each fiscal quarter based on the Company's Total Leverage Ratio.

In addition to containing customary representations and warranties and affirmative and negative covenants, the Loan Documents require the Company to maintain a Total Leverage Ratio and Fixed Charge Coverage Ratio (as defined in the Credit Agreement). The Loan Documents also contain customary events of default, including, among other things, payment defaults, breaches of covenants, and bankruptcy and insolvency events, subject to grace periods in certain instances. Upon an event of default, the Lender may declare all of the outstanding obligations of the Company under the Loan Documents to be immediately due and payable, and exercise any other rights provided for under the Loan Documents, including foreclosing on the collateral securing the obligations under the Loan Documents.

Item 1.02.	Termination of a Material Definitive Agreement

On November 9, 2017, and in connection with the consummation of the loans with the Lender, the Company paid all amounts due in respect of principal, interest, and fees, and satisfied all of its obligations under the Loan and Security Agreement dated as of March 29, 2016, as amended (the “Heritage Loan and Security Agreement”), and ancillary agreements by and between the Company and Heritage Bank of Commerce. Pursuant to such payment, all commitments of Heritage Bank of Commerce were terminated, and the Heritage Loan and Security Agreement was terminated.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On November 9, 2017, pursuant to the Agreement and Plan of Merger dated November 6, 2017 (the “Merger Agreement”) by and among the Company, USAT, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Cantaloupe, and Shareholder Representative Services LLC, as Stockholders’ Representative (“Stockholders’ Representative”), the Company completed its previously announced acquisition of Cantaloupe, and Merger Sub merged with and into Cantaloupe, with Cantaloupe remaining as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”).

In connection with the Merger, the Company paid $65 million in cash (the “Cash Consideration”), issued 3,423,367 shares of the Company’s common stock (the “USAT Shares”) valued at $19.81 million as determined under the Merger Agreement, and assumed $1.8 million of certain notes payable of Cantaloupe (collectively, the “Merger Consideration”), subject to certain adjustments set forth in the Merger Agreement, as consideration for all of the issued and outstanding shares of stock, options, and warrants of Cantaloupe.

Each former stockholder and warrantholder of Cantaloupe who is entitled to receive USAT Shares under the Merger Agreement (a “Cantaloupe Equityholder”) is restricted from selling or otherwise disposing of the USAT Shares for a period of six months following the Merger (“Lock-Up Period”). Additionally, during each trading day during the twelve (12) month period following the expiration of the Lock-Up Period, each Cantaloupe Equityholder may sell USAT Shares in an aggregate amount not to exceed five percent (5%) of the average daily trading volume of the Company’s common stock for each of the trading days occurring during the three-month period ending on the trading day immediately prior to the day on which such sale is to be effected, with exceptions for privately negotiated, off-market block trades.

Pursuant to the Escrow Agreement among the Company, American Stock Transfer & Trust Company, LLC, as escrow agent, and the Stockholders’ Representative dated November 9, 2017,  1,496,707 of the USAT Shares, with a value of $8.66 million as determined under the Merger Agreement, were not delivered to the Cantaloupe Equityholders but will be held in escrow for a minimum of fifteen months following the Merger as partial security for certain indemnification obligations of the former stockholders and warrantholders of Cantaloupe under the Merger Agreement. In addition, an amount of $300,000 of the Cash Consideration was not delivered to the former Cantaloupe stockholders and warrantholders and will be held in escrow for the purpose of compensating the Company in the event of a post-closing adjustment to certain items, including Cantaloupe’s working capital.

The foregoing description of the transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2017 and which is incorporated herein by reference.

On November 9, 2017, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sale of Equity Securities

The description of the USAT Shares in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The offer and sale of the USAT Shares to the Cantaloupe Equityholders was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The issuance and sale qualified for the exemption because (i) the Company reasonably believed that there were no more than 35 Cantaloupe Equityholders who were not “accredited investors” as that term is defined in Rule 501 promulgated under the Securities Act, (ii) the Company reasonably believed that each Cantaloupe Equityholder who was not an accredited investor, either alone or with such Cantaloupe Equityholder’s purchaser representative, had such knowledge and experience in financial and business matters that such Cantaloupe Equityholder was capable of evaluating the merits and risks of an investment in the USAT Shares; and (iii) neither the Company nor any person acting on its behalf engaged in any general solicitation or advertising in connection with the offer or sale of the USAT Shares.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 9, 2017, the Company appointed Mandeep Arora as the Company’s Chief Product Officer. Mr. Arora was the co-founder of Cantaloupe, and until the Merger had served as Cantaloupe’s Chief Executive Officer since 2002.

On November 9, 2017, the Company and Mr. Arora entered into an Employment, Non-Interference, Non-Solicitation, Non-Competition and Invention Assignment Agreement (the “Employment Agreement”). The Employment Agreement provides for an initial one year term, which is automatically renewed for consecutive one year periods unless terminated by either Mr. Arora or the Company upon at least 90 days’ notice prior to the end of the initial term or any one-year extension thereof.  Mr. Arora’s base salary is $280,000 per year, he will be covered by the standard fringe and employee benefits made available to other Company employees, and he will participate in the Company’s Short-Term Cash Incentive Plan (the “STI Plan”) and Long-Term Stock Incentive Plan (the “LTI Stock Plan”) established for the executive officers of the Company. For the fiscal year 2018, Mr. Arora’s STI Plan and LTI Stock Plan awards will be pro-rated from the date of commencement of his employment through June 30, 2018. If all of Mr. Arora’s target goals are achieved under the STI Plan for the 2018 fiscal year, he would earn a cash bonus of 40% of his base salary (subject to pro-ration), and if all of the year-over-year percentage target goals under the LTI Stock Plan for the 2018 fiscal year are achieved, he would earn shares having a value of 100% of his base salary (subject to pro-ration). Mr. Arora is also eligible to receive a cash retention bonus in the aggregate amount of up to $420,000 (the “Retention Bonus”) as follows: one-half if he remains employed with the Company on the first annual anniversary of the date of his Employment Agreement; and one-half if he remains employed with the Company on the second annual anniversary of the date of his Employment Agreement. In the event that Mr. Arora’s employment is terminated by the Company without Cause (as such term is defined in the Employment Agreement) or by Mr. Arora for Good Reason (as such term is defined in the Employment Agreement), or if the Employment Agreement would not be renewed by the Company, Mr. Arora would be entitled to receive certain severance payments, including  his annual base salary and coverage under the Company’s group health benefit plans for a period of one year following such termination, and would also receive the unearned amount, if any, of the Retention Bonus.

The Employment Agreement provides that Mr. Arora is prohibited from competing with the business of the Company or Cantaloupe for a period of three years following November 9, 2017, or if later, during his employment with the Company. The Employment Agreement also provides that for a period of three years following November 9, 2017 or, if later, one year following the termination of his employment with the Company, Mr. Arora shall be prohibited from soliciting any customer of the Company in connection with his engaging in a business competing with or similar to that of the Company as conducted by the Company as of the date of the Employment Agreement.

Item 9.01.	Financial Statements and Exhibits

(a)    Financial statements of business acquired.

The Company intends to file financial statements required by this Item 9.01(a) under cover of an amendment to this Current Report on Form 8-K no later than seventy-one (71) calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b)    Pro forma financial information.

The Company intends to furnish pro forma financial information required by this Item 9.01(b) under cover of an amendment to this Current Report on Form 8-K no later than seventy-one (71) calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(d)   Exhibits.

Exhibit No.	Description of Agreement

2.1
Agreement and Plan of Merger, dated November 6, 2017, by and among the Company, USAT, Inc., Cantaloupe, and Shareholder Representative Services LLC, as Stockholders’ Representative (Incorporated by reference to Exhibit 2.1 to Form 8-K filed November 7, 2017)

99.1	Press Release of the Company dated November 9, 2017

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: November 15, 2017	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Index to Exhibits

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger, dated November 6, 2017, by and among USA Technologies, Inc., USAT, Inc., Cantaloupe Systems, Inc., and Shareholder Representative Services LLC, as Stockholders’ Representative (Incorporated by reference to Exhibit 2.1 to Form 8-K filed November 7, 2017)

99.1*	Press Release of the Company dated November 9, 2017

* Filed herewith.